UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 27, 2006

Shells Seafood Restaurants, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28258	65-0427966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16313 N. Dale Mabry Hwy, Suite 100, Tampa, FL	33618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 961-0944

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information under Item 2.01 of this Current Report on Form 8-K is incorporated under this Item 1.01 as if set forth herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 27, 2006, Shells Seafood Restaurants, Inc. (the “Company”) completed a sale and leaseback transaction (the “Sale and Leaseback Transaction”) with FRI Fish LLC, pursuant to which the Company sold and simultaneously leased back the restaurant location at 725 East 3rd Avenue, New Smyrna Beach, Florida (the “New Smyrna Location”). In connection with the Sale and Leaseback Transaction, the Company entered into a Purchase and Sale Agreement, dated October 27, 2006, with FRI Fish LLC (the “Purchase and Sale Agreement”) pursuant to which it sold the New Smyrna Location to FRI Fish LLC for $1.33 million. In addition, the Company entered into a Land and Building Lease, dated October 27, 2006, with FRI Fish LLC (the “Lease Agreement”) pursuant to which FRI Fish LLC agreed to lease the New Smyrna Location to the Company for a period of twenty years. FRI Fish LLC is affiliated with Drawbridge Global Funds, a beneficial owner of greater than 5% of the Company’s common stock. The consideration paid upon the consummation of the Sale and Leaseback Transaction was determined based on arms’ length negotiations between FRI Fish LLC and the Company. A copy of the Purchase and Sale Agreement and of the Lease Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase and Sale Agreement, dated October 27, 2006, between the Company and FRI Fish, LLC.

10.2	Land and Building Lease, dated October 27, 2006, between the Company and FRI Fish, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELLS SEAFOOD RESTAURANTS, INC.

Date: November 2, 2006	By:	/s/ Warren R. Nelson
Name: Warren R. Nelson Title: Vice President and Chief Financial Officer